EXHIBIT 2

REORGANIZATION AGREEMENT

        THIS REORGANIZATION AGREEMENT (the “Agreement”) is made and entered into by and between Jefferson Capital Interests, Inc., a Maryland corporation (the “Corporation”) and Augustus A. Cervera, Attorney-in-fact for all the individuals set forth in Exhibit A (hereinafter referred to as the “Subscribers”) (the Corporation and the Subscribers being collectively referred to as the “Parties”).

P R E A M B L E:

        WHEREAS, the Subscribers own all of the authorized issued and outstanding Common Stock of Bridge-21 Holdings, Inc., a privately held corporation organized under the laws of Florida (the “Subsidiary”); and

        WHEREAS, the Subscribers desire to acquire 6,251,322 Shares of the Corporation’s common stock, $.001 par value (the “Stock”) which, upon issuance, would constitute approximately 62.5% of the Corporation’s authorized, issued and outstanding common stock; and

        WHEREAS, the Subscribers desire to acquire the Stock, in consideration for their conveyance of all of their common stock in the Subsidiary, which stock constitutes all of the Subsidiary’s authorized, issued and outstanding securities (the “Subsidiary Stock”), provided that such conveyance meets the tax free exchange requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

W I T N E S S E T H:

ARTICLE ONE
EXCHANGE PROVISIONS

1.1 Exchange

        Subject to the hereinafter described conditions, the Corporation hereby agrees to exchange 6,251,322 shares of its common stock, $.001 par value, with the Subscribers for all of the capital stock of the Subsidiary.

1.2 Closing

        The exchange of the Stock for the Subsidiary Stock shall take place at the offices of Richard P. Greene, P.A., legal counsel to the Corporation on the fifth business day after the hereinafter defined Conditions have been met, or at such later time or different place as the Parties may mutually select. At the Closing:

    (a)        The Subscribers shall tender to the Corporation certificates representing all of the Subsidiary’s authorized, issued and outstanding common stock, duly executed and in proper form for transfer to the Corporation, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to the Corporation, in compliance with all applicable laws; and

    (b)        The Corporation shall tender to the Subscribers 6,251,322 shares of the Stock on a pro-rata basis and such other items as shall be required to convey the Stock to the Subscribers.

1.3 Exemption From Registration

    (a)        The Subscribers hereby represents, warrants, covenants and acknowledges that:

    (1)               The Stock is being issued without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

    (2)               All of the Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Corporation is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

(3) The Corporation’s transfer agent shall be instructed not to transfer any of the Stock unless the Corporation advises it that such transfer is in compliance with all applicable laws;

(4) The Subscribers is acquiring the Stock for investment purposes only and not with a view to further sale or distribution; and

    (5)               The Subscribers and its advisors have examined all of the Corporation’s books and records and have fully and completely questioned the Corporation’s officers and directors as to all matters involving the Corporation.

    (b)        The Corporation hereby represents, warrants, covenants and acknowledges that:

(1) The Subsidiary Stock is being transferred without registration under the provisions of Section 5 of the Act pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

    (2)               All of the Subsidiary Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Subsidiary Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

(3) The Corporation shall not transfer any of the Subsidiary Stock except in compliance with all applicable laws;

(4) The Corporation is acquiring the Subsidiary Stock for investment purposes only and not with a view to further sale or distribution.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES

2.1 The Corporation

        The Corporation hereby represents and warrants to the Subscribers, as a material inducement to their entry into this Agreement, that:

    (a)        The Corporation is, as of the date of this Agreement, a validly existing Corporation, organized pursuant to the laws of the State of Maryland, with all legal and corporate authority and power to conduct its business and to own its properties and that it possesses all necessary permits and licenses required in connection with the conduct of its business;

    (b)        The conduct of the Corporation’s business is in full compliance with all applicable Federal, state and local governmental statutes, rules, regulations, ordinances and decrees;

    (c)        Pursuant to its Articles of Incorporation, the Corporation is authorized to issue 35,000,000 Shares of Common Stock, $.001 par value. After audit, new issue, cancellation, reissue, and adjustments to the current list of shareholders, there will 8,000,000 shares of Common Stock outstanding, of which 987,359 are Units outstanding, each Unit consisting of one share of Common Stock and one A, B and C Warrants each exercisable into one share of the Corporation’s Common Stock. The Corporation will also issue an additional 2,000,000 shares as part of a registration statement to be filed with the S.E.C. and to be offered to the general public to raise additional capitalization, this will then make the total common shares issued and outstanding 10,000,000. There are no other authorized or outstanding securities of any class or of any kind or character or, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Corporation to issue or sell any additional shares of the Corporation’s capital stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

    (d)        Upon issuance of the Stock, the Subscribers will become the owner of approximately 62.5 % of the Corporation’s authorized, issued and outstanding Common Stock;

    (e)        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Corporation; any indenture, other agreement or instrument to which the Corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Corporation, its securities or its properties;

    (f)        The Corporation is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the Stock or to any agreement that affects the voting rights of any of the Stock, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its Stock, whether by subscription, right of conversion, option or otherwise;

    (g)        The Corporation is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

    (h)        The Corporation has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Corporation is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Corporation;

    (i)        There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to the Corporation, which might result in a material adverse change in the future financial condition or operations of the Corporation other than as previously disclosed to the Subscribers or reflected in the Corporation’s financial statements provided to the Subscribers;

    (j)        The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (except for the consents described in Article Four hereof) require the consent, authority or approval of any other person or entity except such as have been obtained;

    (k)        No transactions have been entered into either by or on behalf of the Corporation, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of the Corporation;

    (l)        The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required Corporate action and does not require any corporate consents other than such as have been unconditionally obtained;

    (m)        The Corporation’s Financial Statements for the period ended December 31, 2003 will be audited by independent certified public accountants and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis. They will fairly present the Corporation’s financial condition, results of operations, assets, liabilities or business;

    (n)        The Corporation does not have any subsidiaries other than those disclosed in the Corporation’s Financial Statements; and

    (o)        The Minute Books of the Corporation contain true, correct and complete copies of the minutes of all meetings of its organizers, shareholders and Board of Directors from the date of its organization to the present.

2.2 The Subscribers

        The Subscribers hereby represent and warrant to the Corporation, as a material inducement to the Corporation’s entry into this Agreement, that, to the best of their knowledge after reasonable inquiry:

    (a)        The Subsidiary owns or leases all of the assets described in the schedule of assets, a copy of which is annexed hereto and made a part hereof as Exhibit (none), and as of the date of this Agreement no events have occurred nor have any facts been discovered which materially alters the Subsidiary’s assets;

    (b)        The Subsidiary is, as of the date of this Agreement, a validly existing corporation, organized pursuant to the laws of the Florida and has all corporate authority and power to conduct its business and to own its properties and possesses all necessary permits and licenses required in connection with the conduct of its business;

    (c)        The conduct of the Subsidiary’s business is in full compliance with all applicable governmental statutes, rules, regulations, ordinances and decrees;

    (d)        The Subsidiary has 1,000 shares of Common Stock, $1.00 par value, authorized, of which 1,000 are currently issued and outstanding, there being no other outstanding securities of any class or of any kind or character of the Subsidiary and, except as reflected in this Agreement, there being no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Subsidiary, to issue or sell any additional shares of the Subsidiary’s Stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

    (e)        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Subsidiary; any indenture, other agreement or instrument to which the Subsidiary is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Subsidiary, its securities or its properties;

    (f)        The Subsidiary is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of its securities or to any agreement that affects the voting rights of any of its securities, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its securities, whether by subscription, right of conversion, option or otherwise, except for the currently outstanding Redeemable Warrants;

    (g)        The Subsidiary is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

    (h)        The Subsidiary has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Subsidiary is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Subsidiary;

    (i)        There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change in the future financial condition or operations of the Subsidiary;

    (j)        The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

    (k)        No transactions have been entered into either by or on behalf of the Subsidiary, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the goodwill of the Subsidiary;

    (l)        The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

ARTICLE THREE
SPECIAL CONDITIONS

3.1 Each Party

        The obligations of each Party to this Agreement are subject to the condition precedent that the other Party’s representations and warranties contained in this Agreement shall be true, correct and complete on and as of the date of Closing with the same effect as though such representations and warranties were made on and as of such date.

3.2 Capital Funding

        The obligations of each Party to this Agreement are contingent upon the Corporation obtaining $250,000 in funding within 75 days of execution of this Agreement, subject to rescission.

3.3 Satisfaction of Junior Subordinated Notes

        The Corporation shall arrange for the satisfaction of the currently outstanding Junior Subordinated Notes with the authorized issuance of 246,994 units consisting of 1 share of its common stock and one each of Warrants A, B, and C, issued as part of its plan of reorganization.

3.4 Resale of Existing 1145 Stock

        The Corporation will recall the issuance of previously issued 1145 stock and reissue restricted shares on the basis of 1.5 shares for each share recalled.

ARTICLE FOUR
MISCELLANEOUS

4.1 Amendment

        No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evinced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

4.2 Notice

        All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

TO THE CORPORATION: Jefferson Capital Interests, Inc.6711
                                               SW 5th Terrace
                                              Miami, Florida 33144

TO THE SUBSCRIBERS: Bridge-21 Holdings, Inc.4355
                                              12th Street NE
                                              Naples, Florida 34120

or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

4.3 Merger

        This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

4.4 Survival

        The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

4.5 Severability

        If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

4.6 Governing Law and Venue

        This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in the City of Fort Lauderdale, Florida.

4.7 Indemnification

        Each Party hereby irrevocably agrees to indemnify and hold the other Parties harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which they or any one of them may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys’ fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

4.8 Litigation

        In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

4.9 Benefit of Agreement

        The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

4.10 Captions

        The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

4.11 Number and Gender

        All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

4.12 Further Assurances

        The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

4.13 Status

        Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

4.14 Counterparts

        This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the 30 day of November 2003.

Signed, sealed and delivered In Our Presence: /s/ Mark A. Wood /s/ Mark A. Wood	CORPORATION: JEFFERSON CAPITAL INTERESTS, INC. By: /s/ Daniel Martinez Daniel Martinez, President SUBSCRIBERS: Bridge-21 Holdings, Inc. By: /s/ Augustus A. Cervera Augustus A. Cervera, President

EXHIBIT A

Jay Shapiro	312,566 Shares

Sam Pappas	625,132 Shares

Mark Wood	256,316 Shares

Dan Martinez	1,166,811 Shares

Augustus A. Cervera	1,250,264 Shares

Augustus A. Cervera, (As Attorney in Fact)	2,640,233 Shares
(Same as above)